Exhibit 99.1

CVR Partners Reports 2015 Second Quarter Results
And Announces Cash Distribution of 39 Cents

SUGAR LAND, Texas (July 30, 2015) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced second quarter 2015 net income of $27.0 million, or 37 cents per fully diluted common unit, on net sales of $80.8 million, compared to net income of $17.1 million, or 23 cents per fully diluted common unit, on net sales of $77.2 million for the second quarter a year earlier. Adjusted EBITDA, a non-GAAP measure, was $36.1 million for the second quarter of 2015, compared to adjusted EBITDA of $25.7 million for the second quarter of 2014.

For the first six months of 2015, net income was $56.8 million, or 78 cents per fully diluted common unit, on net sales of $173.9 million, compared to $38.6 million of net income, or 53 cents per fully diluted common unit, on net sales of $157.5 million for the comparable period a year earlier. Adjusted EBITDA for the first six months of 2015 was $74.5 million, compared to adjusted EBITDA of $55.7 million for the first six months of 2014.

“The Coffeyville fertilizer facility ran well during the second quarter,” said Mark Pytosh, chief executive officer. “On-stream rates for all facility operating units ranged from nearly 97 percent to 100 percent, which were impressive considering we were heading into our next scheduled plant turnaround.”

Operations

For the second quarter of 2015, average realized gate prices for UAN and ammonia were $269 per ton and $546 per ton, respectively, compared to $283 per ton and $521 per ton, respectively, for the same period in 2014.

CVR Partners produced 107,100 tons of ammonia and purchased an additional 600 tons of ammonia during the second quarter of 2015, of which 4,400 net tons were available for sale while the rest was upgraded to 253,500 tons of UAN. In the 2014 second quarter, the plant produced 92,200 tons of ammonia and purchased an additional 2,700 tons of ammonia, of which 3,200 net tons were available for sale while the remainder was upgraded to 223,400 tons of UAN.

On-stream factors during the 2015 second quarter were 100.0 percent for the gasifiers, 99.3 percent for the ammonia synthesis loop, and 96.6 percent for the UAN conversion facility.

In mid-July, CVR Partners commenced its previously scheduled major plant turnaround, which is expected to conclude in early August.

Fill Season Update

As part of its annual fill season negotiations with dealers and distributors, the Partnership has entered into agreements for substantially all of its anticipated UAN production for the second half of 2015. The fill season is the period of the year when dealers and distributors typically fill their fertilizer storage tanks across the Corn Belt in anticipation of the following year’s spring corn planting season.

Published third-party sources quoted fill season pricing at $210 per ton to $215 per ton at the New Orleans, Louisiana (NOLA) pricing point. Given its strategic location, CVR Partners’ plant typically receives an approximate $10 per ton to $15 per ton premium over NOLA pricing.

Distributions

CVR Partners also announced today a second quarter 2015 distribution of 39 cents per common unit. The distribution, as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on Aug. 17, 2015, to unitholders of record on Aug. 10, 2015.

CVR Partners’ second quarter cash distribution brings the cumulative cash distributions paid or declared for the first six months of 2015 to 84 cents per common unit.

The Partnership’s second quarter distribution includes a net $3.6 million reserve for the turnaround expense. The Partnership previously reported a 2015 first quarter reserve of $3 million. The $6.6 million total reserve is expected to be released in the 2015 third quarter.

CVR Partners is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

2015 Second Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2015 second quarter Earnings Conference Call for analysts and investors on Thursday, July 30, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of company developments, forward-looking information and other material information about business and financial matters.

The Earnings Conference Call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1004/9507. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at https://www.webcaster4.com/Webcast/Page/1004/9507. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13614222.

# # #

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kansas, CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Contact:
Wes Harris
CVR Partners, LP
281-207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
CVR Partners, LP
281-207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (2)	$80.8	$77.2	$173.9	$157.5
Cost of product sold - Affiliates (1)	2.2	2.3	4.0	4.5
Cost of product sold - Third parties (1)	13.2	17.1	37.2	36.6
Direct operating expenses - Affiliates (1)	1.2	0.8	2.2	1.6
Direct operating expenses - Third parties (1)	23.9	26.1	47.4	49.5
Selling, general and administrative expenses - Affiliates (1)	3.4	4.0	6.6	7.5
Selling, general and administrative expenses - Third parties (1)	1.2	1.3	2.5	2.4
Depreciation and amortization	7.0	6.8	13.8	13.5
Operating income	28.7	18.8	60.2	41.9
Interest expense and other financing costs	(1.7)	(1.7)	(3.4)	(3.3)
Interest income	—	—	—	—
Other income (expense), net	—	—	—	—
Income before income tax expense	27.0	17.1	56.8	38.6
Income tax expense (benefit)	—	—	—	—
Net income	$27.0	$17.1	$56.8	$38.6

Net income per common unit - basic	$0.37	$0.23	$0.78	$0.53
Net income per common unit - diluted	$0.37	$0.23	$0.78	$0.53

Adjusted EBITDA*	$36.1	$25.7	$74.5	$55.7
Available cash for distribution*	$28.4	$24.0	$61.0	$51.8

Weighted average, number of common units outstanding (in thousands):
Basic	73,123	73,113	73,123	73,113
Diluted	73,131	73,146	73,131	73,145
________________________________
(1)    Cost of product sold, direct operating expenses and selling, general and administrative expenses are all reflected exclusive of depreciation and amortization.

(2)        Below are the components of net sales:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(in millions)
Reconciliation to net sales:
Sales net at gate	$70.5	$69.2	$149.7	$136.2
Freight in revenue	7.8	6.7	14.8	13.5
Hydrogen revenue	2.0	0.9	8.5	6.8
Other	0.5	0.4	0.9	1.0
Total net sales	$80.8	$77.2	$173.9	$157.5
* See “Use of Non-GAAP Financial Measures” below.

	As of June 30, 2015	As of December 31, 2014
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$67.0	$79.9
Working capital (deficiency) (1)	(33.8)	89.9
Total assets	560.0	578.8
Total debt, including current portion	125.0	125.0
Total long-term liabilities	—	125.2
Total partners’ capital	408.3	413.9

________________________________

(1)    Working capital (deficiency) includes $125.0 million for the current portion of long-term debt as of June 30, 2015. Working capital excluding the current portion of long-term debt was $91.2 million as of June 30, 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$30.6	$24.4	$56.0	$59.9
Investing activities	(3.4)	(4.0)	(6.0)	(7.4)
Financing activities	(32.9)	(27.8)	(62.9)	(59.2)
Net increase (decrease) in cash and cash equivalents	$(5.7)	$(7.4)	$(12.9)	$(6.7)

Capital expenditures for property, plant and equipment	$3.4	$4.1	$6.0	$7.5

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Key Operating Statistics:

Production volume (thousand tons):
Ammonia (gross produced) (1)	107.1	92.2	203.0	183.3
Ammonia (net available for sale) (1)(2)	4.4	3.2	19.1	12.1
UAN	253.5	223.4	505.6	480.6

Petroleum coke consumed (thousand tons)	128.2	117.3	253.1	242.1
Petroleum coke consumed (cost per ton)	$25	$27	$27	$28

Sales (thousand tons):
Ammonia	6.3	2.9	19.1	8.3
UAN	249.8	239.2	524.3	493.9

Product pricing at gate (dollars per ton) (3):
Ammonia	$546	$521	$551	$493
UAN	$269	$283	$265	$267

On-stream factors (4):
Gasification	100.0%	94.2%	99.7%	96.5%
Ammonia	99.3%	88.1%	96.9%	90.1%
UAN	96.6%	85.9%	97.2%	91.4%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$546	$561	$550	$501
UAN - Corn belt (dollars per ton)	$305	$333	$309	$332
______________________________

(1)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)   In addition to the produced ammonia, the Partnership acquired approximately 0.6 thousand tons and 2.7 thousand tons of ammonia during the three months ended June 30, 2015 and 2014, respectively. The Partnership acquired approximately 21.8 thousand tons and 25.6 thousand tons of ammonia during the six months ended June 30, 2015 and 2014, respectively.

(3)
Product pricing at gate represents net sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. Excluding the impact of the shutdown for installation of the waste heat boiler, pressure swing adsorption unit upgrade and the Linde air separation unit maintenance, the on-stream factors would have been 100.0% for gasifier, 94.9% for ammonia and 92.9% for UAN for the three months ended June 30, 2014 and the on-stream factors for the six months ended June 30, 2014 would have been 99.4% for gasifier, 93.5% for ammonia and 95.0% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP financial measures noted above, which are reconciled to our GAAP based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income before (i) interest (income) expense, (ii) income tax expense and (iii) depreciation and amortization expense.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of non-cash share-based compensation, and, when applicable, major scheduled turnaround expenses, loss on extinguishment of debt and loss on disposition of assets.

We present EBITDA because we believe it allows users of our financial statements, such as investors and analysts, to assess our financial performance without regard to financing methods, capital structure or historical cost basis. We present Adjusted EBITDA because we have found it helpful to consider an operating measure that excludes expenses, such as major scheduled turnaround expenses, loss on extinguishment of debt and loss on disposition of assets, relating to transactions not reflective of our core operations. When applicable, each of these expenses is discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our SEC reports, so that investors have complete information about expenses. In addition, we believe that it is useful to exclude from Adjusted EBITDA non-cash share-based compensation, although it is a recurring cost incurred in the ordinary course of business. In our view, non-cash share-based compensation, which also is presented in our financial statements and discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations, reflects a non-cash cost which may obscure, for a given period, trends in the underlying business, due to the timing and nature of the equity awards. We also present Adjusted EBITDA because it is the starting point used by the board of directors of our general partner when calculating our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to common unitholders, help investors and analysts evaluate our ongoing operating results and allow for greater transparency in reviewing our overall financial, operational and economic performance by allowing investors to evaluate the same information used by management. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(in millions)
Net income	$27.0	$17.1	$56.8	$38.6
Add:
Interest expense and other financing costs, net	1.7	1.7	3.4	3.3
Depreciation and amortization	7.0	6.8	13.8	13.5
EBITDA	$35.7	$25.6	$74.0	$55.4
Major scheduled turnaround expenses	0.4	—	0.4	—
Share-based compensation, non-cash	—	0.1	0.1	0.3
Adjusted EBITDA	$36.1	$25.7	$74.5	$55.7

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income or operating income, or any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of $0.39 per common unit for the second quarter of 2015. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA and reduced for cash needed for (i) net cash interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses and reserves for future operating or capital needs that the board of directors of the general partner deemed necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

A reconciliation of Adjusted EBITDA to Available cash for distribution is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(in millions, except units and per unit data)

Adjusted EBITDA	$36.1	$25.7	$74.5	$55.7
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.5)	(1.4)	(2.9)	(2.9)
Maintenance capital expenditures	(2.2)	(1.0)	(3.6)	(2.0)
Major scheduled turnaround expenses	(0.4)	—	(0.4)	—
Cash reserves for future turnaround expenses	(4.0)	—	(7.0)	—
Plus:
Release of cash reserves established for turnaround expenses	0.4	—	0.4	—
Release of previously established cash reserves, net	—	0.7	—	1.0
Available cash for distribution	$28.4	$24.0	$61.0	$51.8
Available cash for distribution, per common unit	$0.39	$0.33	$0.84	$0.71
Common units outstanding (in thousands)	73,123	73,114	73,123	73,114